Exhibit 3.10

ARTICLES OF ORGANIZATION

OF

AVH CAROLINAS, LLC

Pursuant to A.R.S. § 29-632, the undersigned states as follows:

1.	Name. The name of this limited liability company is:

AVH CAROLINAS, LLC (the “Company”).

2.	Known Place of Business. The address of the Company’s known place of business located in Maricopa County, Arizona is:

8601 North Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

3.	Statutory Agent. The name and street address of the Company’s statutory agent for service of process are:

National Registered Agents, Inc.

2390 East Camelback Road

Phoenix, Arizona 85016

4.	Term. The period of duration of the Company is perpetual unless the Company is earlier dissolved in accordance with the provisions of its Operating Agreement and/or Arizona Revised Statutes.

5.	Management. Management of the Company shall be reserved to the Members.

6.	Members. The name and address of each Member of the Company are:

Avatar Properties Inc.

8601 North Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

Dated: November 22, 2013.

ORGANIZER:

/s/ Dave Gomez
DAVE GOMEZ

ACCEPTANCE OF APPOINTMENT

BY STATUTORY AGENT

Pursuant to the provisions of Section 29-604, Arizona Revised Statutes, the undersigned hereby acknowledges and accepts the appointment as statutory agent of AVH CAROLINAS, LLC, effective this 22nd day of November, 2013.

NATIONAL REGISTERED AGENTS, INC.

By	/s/ Norine Nagel
Name:	Norine Nagel
Title:	Assistant Secretary